Exhibit 99.3

EXECUTION VERSION

This Contingent Value Right was originally issued in a transaction exempt from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be sold or otherwise transferred in the absence of such registration or an applicable exemption therefrom.

June 10, 2009

Equity Recapture Agreement

FOR VALUE RECEIVED, the undersigned, Robert Naftaly, as Chairman of the Committee of the UAW Retiree Medical Benefits Trust, a voluntary employees’ beneficiary association trust (the “VEBA”), for the account and on behalf of the VEBA (which shall hereby be deemed a party to this contingent value right (the “Contingent Value Right”)), and UAW VEBA Holdco CH-00, LLC through UAW VEBA Holdco CH-12, LLC, Delaware limited liability companies, that are wholly-owned subsidiaries of VEBA (such companies, in aggregate, “VEBA Holdco”) (the “VEBA” and “VEBA Holdco” are collectively referred to herein as the “VEBA Parties,” or individually as the “VEBA Party”) hereby issues to the United States Department of the Treasury, in exchange for its for making certain loans available under the First Lien Credit Agreement, dated as of the date hereof, among Chrysler Group LLC and the lenders party thereto and other consideration, or its successors or Permitted Transferees, (“Holder”), the Contingent Value Right described herein.

I.	DEFINITIONS

A. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Aggregate Proceeds” means, as of any date, the cumulative total proceeds, net of fees and commissions, realized by VEBA and VEBA Holdco from (i) any Sales, whether through private transaction or a public offering, or (ii) distributions of or in respect of VEBA Shares (other than distributions made in Chrysler Stock). For purposes of this definition, the proceeds from a Sale of VEBA Holdco Interests to a party other than Fiat shall be the cumulative total proceeds net of fees and commissions actually realized by the VEBA, increased to reflect any adjustment computed in the manner described in Section IV (B)(3). For the avoidance of doubt, the VEBA or VEBA Holdco shall not be deemed to realize any proceeds as a result of (x) any transfers of VEBA Interests to the Holder pursuant to Section IV (A) and (y) any distributions with respect to taxes pursuant to Section 4.4 of the LLC Agreement, to the extent such distributions are used by VEBA Holdco to pay its income taxes on income allocated to it pursuant to such LLC Agreement (“Income Tax Payments”).

“Appraiser” has the meaning specified in Section IV (B)(2).

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Chrysler” means New CarCo Acquisition LLC, a Delaware limited liability company and its successors.

“Chrysler Stock” means limited liability company interests or any other equity interests of Chrysler, including common stock of Chrysler, into which such limited liability company interests are converted or for which such limited liability company interests are exchanged.

“Contingent Value Right” has the meaning specified in the preamble.

“CVR Remaining Value” has the meaning specified in Section IV (A).

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Fiat” means Fiat S.p.A.

“Fiat Call Option” means that certain call option agreement dated as of June 10, 2009 by and among the VEBA, Fiat and the United States Department of the Treasury.

“Final Appraisal” has the meaning specified in Section IV (B)(2).

“Holder” has the meaning specified in the preamble hereto.

“Holder Appraisal” has the meaning specified in Section IV (B)(2).

“Holder Appraiser” has the meaning specified in Section IV (B)(2).

“Income Tax Payments” has the meaning specified in the definition of “Aggregate Proceeds.”

“Independent Appraisal” has the meaning specified in Section IV (B)(2).

“Independent Appraiser” has the meaning specified in Section IV (B)(2).

“Interim Settlement Date” has the meaning specified in Section IV (A).

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Operating Agreement of Chrysler Group LLC dated as of June 10, 2009.

“Permitted Transferees” has the meaning specified in Section III (C).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities.

“Reference Automotive Manufacturers” means General Motors Corporation, Ford Motor Company, Volkswagen AG, Daimler AG, BMW, Renault, Toyota Motor Corp., Honda

Motor Co., Nissan Motor Co., and Peugeot; provided that the list of Reference Automotive Manufacturers will be updated annually to eliminate any entities that are no longer operating independently or the shares of which are no longer traded on an internationally recognized securities exchange and to make such other changes as may be agreed between Fiat and Chrysler (acting at the direction of its independent directors).

“Sale” has the meaning specified in Section II (A)(1).

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, and any successor statute.

“Threshold Amount” shall mean $4,250 million, increasing at a rate equal to 9% per annum compounded annually from January 1, 2010, calculated on an actual days elapsed basis.

“Threshold Amount Excess” has the meaning specified in Section II (C).

“Trading Day” means (i) if the applicable security is listed on the New York Stock Exchange, a day on which trades may be made thereon or (ii) if the applicable security is listed or admitted for trading on the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or other national securities exchange or market, a day on which the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or such other national securities exchange or market is open for business or (iii) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or other than a day on which banking institutions in New York City, New York are authorized or obligated by law or executive order to close.

“VEBA” has the meaning specified in the preamble hereto.

“VEBA Appraisal” has the meaning specified in Section IV (B)(2).

“VEBA Appraiser” has the meaning specified in Section IV (B)(2).

“VEBA Holdco” has the meaning specified in the preamble hereto.

“VEBA Holdco Interests” means all of the membership interests of VEBA Holdco as may be issued and outstanding from time to time.

“VEBA Interests” means either VEBA Shares or VEBA Holdco Interests, as determined by the VEBA in its sole discretion.

“VEBA Shares” means the Chrysler Stock issued to the VEBA on the date hereof (and any Chrysler Stock acquired by the VEBA or VEBA Holdco resulting from distributions on such shares) that are held by the VEBA or VEBA Holdco on any relevant date.

“Volume-Weighted Average Price” means, for any Trading Day, the price per share of Chrysler Stock as displayed on the applicable Bloomberg page (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day (or, if such price is not available, the Volume Weighted Average Price shall mean the market value per share of Chrysler Stock on such Trading Day as determined by a nationally recognized independent investment banking firm retained for this purpose by the VEBA and agreed to by the Holder after giving due consideration to volume-weighting procedures).

II.	DETERMINATION AND PAYMENT OF THRESHOLD AMOUNT EXCESS

A. Notifications to Holder.

1. The VEBA shall promptly notify Holder of the amount of the Aggregate Proceeds, and any related details (reasonably requested by Holder) in connection with any sale of VEBA Interests (a “Sale”).

2. The VEBA shall maintain a register of all Sales, distributions, and Income Tax Payments, and the VEBA shall make available to Holder at any time and from time to time during business hours following reasonable prior notice any books or records (including accounting records) relating to the VEBA Interests and provide any other information reasonably requested by Holder so that Holder can verify the amount of the Aggregate Proceeds realized by the VEBA or VEBA Holdco from Sales of VEBA Interests or from distributions of or in respect of VEBA Shares.

B. Additional Notifications. The VEBA shall also promptly notify Holder upon the execution of a definitive agreement in respect of a Sale and shall provide copies of the definitive documentation and any other documents needed for Holder to verify the amount and form of the consideration being paid.

C. Determination of Threshold Amount Excess and Payment.

1. If a Sale of VEBA Interests or a distribution of or in respect of VEBA Shares occurs and the Aggregate Proceeds after giving effect to such Sale or distribution equal or exceed the Threshold Amount, then the VEBA, or VEBA Holdco, as applicable, shall transfer to Holder (i) an amount in cash equal to the Aggregate Proceeds, if any, in excess of the Threshold Amount (the “Threshold Amount Excess”) and (ii) all remaining VEBA Interests. The Threshold Amount Excess shall be payable as provided in Section II (C)(2).

2. The VEBA, or VEBA Holdco, as applicable, shall transfer to Holder the Threshold Amount Excess determined in accordance with Section II (C)(1) no later than ten (10) Business Days after the date on which the VEBA, or VEBA Holdco, as applicable, receives the proceeds from the Sale or distribution as a result of which there is a Threshold Amount Excess, in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, by wire transfer to the account or accounts of Holder notified to the VEBA in writing.

D. Subsequent Transaction. In the event of a sale, merger or other transaction in which VEBA Holdco receives, in exchange for the VEBA Shares, new shares or securities of Chrysler or any other company, this Contingent Value Right shall survive and be exercisable with respect to such shares or securities under the terms herein. The application of the factors in Section IV (B) shall be adjusted to reflect the new shares or securities received by VEBA Holdco.

E. Anti-Avoidance. Any transaction that is structured as an indirect sale of the VEBA Shares (other than a Sale of VEBA Holdco Interests), or of the VEBA Holdco Interests, such as the sale of a derivative instrument or other similar transaction, that results in payments to or receipt of value by the VEBA or VEBA Holdco, directly or indirectly, in respect of the VEBA Interests, shall be treated as the receipt of Aggregate Proceeds and subject to the Holder’s rights hereunder in every respect.

III.	PLEDGE PROHIBITION; REPURCHASE RIGHT; TRANSFER RIGHTS

A. Pledge Prohibition. Neither the VEBA nor, as applicable, VEBA Holdco, shall directly or indirectly pledge, encumber or hypothecate the VEBA Interests without the prior consent of the Holder.

B. Repurchase Right. The Holder shall have the right, at any time, to purchase all of the then outstanding VEBA Interests for an amount equal to the Threshold Amount less the Aggregate Proceeds received by VEBA Holdco, or the VEBA, through the date on which the purchase price is paid to VEBA Holdco or the VEBA, as applicable (the “Repurchase Right”). Payment of the purchase price shall be in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered by wire transfer to the account or accounts of VEBA Holdco, or the VEBA, as applicable, notified to Holder in writing. The amounts paid pursuant to this Section III (B) shall be adjusted in the manner described in Section IV (B)(3). The Fiat Call Option shall expire upon the earlier of the exercise of the Repurchase Right and the surrender to the Holder of all remaining VEBA Interests held by VEBA Holdco or the VEBA, as applicable.

C. Transfer by Holder. Subject to any applicable federal or state securities laws, the Holder shall have the right to transfer any portion of this Contingent Value Right to no more than five transferees that are each an “accredited investor,” as such term is defined in Regulation D under the Securities Act (such transferees, “Permitted Transferees”). In the event that Holder transfers any portion of this Contingent Value Right, appropriate adjustments will be made to reflect the division of the rights of Holder hereunder, including determination of any amounts payable under Section II or Section IV, among such Holders.

IV.	INTERIM SETTLEMENT PAYMENTS

A. If, on December 31, 2014, December 31, 2016 and December 31, 2018 (each an “Interim Settlement Date”), the Threshold Amount has not been reached and the VEBA or VEBA Holdco, as applicable, continues to hold any VEBA Interests, the VEBA or VEBA Holdco, as applicable, shall transfer to Holder, within ten (10) Business Days after the relevant Interim Settlement Date or the date that the value of the VEBA Shares is finally determined pursuant to Section IV (B)(2), as applicable, a portion of the VEBA Interests then held by it having a value equal to the following percentages of the remaining value of the Contingent Value Right (the “CVR Remaining Value”), determined as of such Interim Settlement Date in accordance with Section IV (B):

1. On December 31, 2014, 33% of the CVR Remaining Value;

2. On December 31, 2016, 50% of the CVR Remaining Value minus the value of the VEBA Interests transferred in respect of the previous Interim Settlement Date (as measured on such previous Interim Settlement Date); and

3. On December 31, 2018, 100% of the CVR Remaining Value minus the value of the VEBA Interests transferred in respect of the two previous Interim Settlement Dates (as measured on such previous Interim Settlement Dates).

For purposes of determining the number of VEBA Interests to be so transferred, the value of each VEBA Share shall be as determined pursuant to Section IV (B)(1)(a) or, if applicable, Section IV (B)(2).

B. Settlement Valuation. The CVR Remaining Value, as of any Interim Settlement Date, shall be determined as follows:

1. In the event the Chrysler Stock is publicly traded on the New York Stock Exchange, or if the Chrysler Stock is not listed on the New York Stock Exchange on any other national or regional securities exchange or market on which the Chrysler Stock is listed, then the CVR Remaining Value shall be calculated based on the value of a call option as determined by the Black-Scholes formula using the following assumptions:

a. The stock price of the Chrysler Stock shall be equal to the average of the Volume-Weighted Average Price per share of Chrysler Stock for each of the 60 consecutive Trading Days ending on the Interim Settlement Date.

b. The exercise price shall be based on an implied future stock price equivalent to the Threshold Amount as of the relevant maturity date (determined in accordance with (d) below) less the Aggregate Proceeds as of the Interim Settlement Date divided by the number of VEBA Interests as of the Interim Settlement Date.

c. The risk free interest rate shall be equal to the rate for a U.S. Treasury Note for a term equal to the assumed time to maturity as of the Interim Settlement Date.

d. The time to maturity shall be equal to: (i) ten years for the December 31, 2014 Interim Settlement Date, (ii) seven years for the December 31, 2016 Interim Settlement Date and (iii) five years for the December 31, 2018 Interim Settlement Date.

e. The standard deviation of the annualized continuously compounded rate of return shall be equal, in the case that the Chrysler Stock has been publicly traded on the New York Stock Exchange or any other national or regional securities exchange or market for at least two years, to that of the Chrysler Stock over the two years immediately preceding the Interim Settlement Date, but excluding the first 30 days after Chrysler Stock has publicly traded. If the Chrysler Stock has not been publicly traded on the New York Stock Exchange or any other national or regional securities exchange or market for at least two years, such rate shall be calculated using the average of such standard deviations of the Reference Automotive Manufacturers over the two years immediately preceding the applicable Interim Settlement Date.

f. The number of shares shall be equal to the number of VEBA Interests as of the applicable Interim Settlement Date.

g. The foregoing calculation shall not take into account the Fiat Call Option.

2. In the event the Chrysler Stock is not publicly traded on the New York Stock Exchange or any other national or regional securities exchange or market, the value of the Contingent Value Right shall be determined through separate appraisals conducted by an independent nationally recognized investment bank appointed by the VEBA (the “VEBA Appraiser”) and an independent nationally recognized investment bank appointed by the Holder (the “Holder Appraiser”). The VEBA Appraiser and the Holder Appraiser shall each be instructed to complete their respective appraisals within 45 days of their appointments. Subject to the execution of customary confidentiality agreements by the VEBA Appraiser and the Holder Appraiser, the VEBA, VEBA Holdco and Holder shall provide or cause to be provided to the VEBA Appraiser and the Holder Appraiser all relevant material and information reasonably necessary to value the Contingent Value Right or as is reasonably requested by the VEBA Appraiser or the Holder Appraiser. After both the VEBA Appraiser and the Holder Appraiser have submitted their appraisals, if the respective determinations of the value of the Contingent Value Right by the VEBA Appraiser (such determination the “VEBA Appraisal”) and the Holder Appraiser (such determination the “Holder Appraisal”) are within 10% of each other, then the value of the Contingent Value Right shall be the average of the VEBA Appraisal and the Holder Appraisal (such average, a “Final Appraisal”). In the event that the VEBA Appraisal and the Holder Appraisal are not within 10% of each other, then the appraisers shall mutually agree upon and appoint an independent nationally recognized investment bank (the “Independent Appraiser”) to determine the value of the Contingent Value Right under the same procedures set forth in this Section IV (B)(2) (such determination, the “Independent Appraisal”). The Independent Appraisal shall then be averaged with either the VEBA Appraisal or the Holder Appraisal, whichever amount is closer to the Independent Appraisal, and such average shall be a Final Appraisal. The Final Appraisal shall be final and binding on the parties and shall not be subject to any appeal or review procedure. The parties shall each bear the costs and expenses related to their respective appraisers and shall each bear one half of the costs and expenses of the Independent Appraiser.

3. To the extent the VEBA Interests transferred pursuant to Section IV (A) are VEBA Holdco Interests, the CVR Remaining Value shall be adjusted as appropriate to take into account the reasonably determined difference in value between the VEBA Shares and the VEBA Holdco Interests, taking into account relevant items including, without limitation, (i) any foregone step-up in the adjusted basis of Chrysler’s assets that a purchaser would have been entitled to obtain for tax purposes if it had acquired the VEBA Shares, (ii) the value of any tax attributes (positive or negative) of VEBA Holdco existing at the time of the transfer, and (iii) any tax or other liabilities of VEBA Holdco. VEBA shall make any representations and warranties regarding VEBA Holdco as may be reasonably requested by Holder and shall indemnify and hold harmless the Holder from any loss or expense resulting from any liabilities of VEBA Holdco. The adjustments made pursuant to this Section IV (B)(3) shall be determined under the procedures described in Section IV (B)(2).

V.	MISCELLANEOUS

A. Tax Treatment. The VEBA, VEBA Holdco and Holder agree (i) to treat the Contingent Value Right, solely for tax purposes, as a partnership between VEBA Holdco and Holder, pursuant to which income shall be allocated among VEBA Holdco and Holder consistent with the economic arrangements described herein and payments to Holder in the form of VEBA Shares shall be treated as distributions of property from the partnership to Holder pursuant to Section 731 of the Internal Revenue Code; and (ii) that the VEBA shall, or shall cause VEBA

Holdco to, file tax returns for the partnership consistent with the foregoing characterization, of which VEBA Holdco shall be the tax matters partner, provided that nothing in this Section V (A) shall reduce the rights and entitlement of Holder pursuant to this Agreement.

B. US Treasury. Notwithstanding anything in this Contingent Value Right to the contrary, the US Treasury shall only be bound by this Contingent Value Right in its capacity as Holder, and nothing in this Contingent Value Right shall be binding on or create any obligation on the part of the US Treasury in any other capacity or any branch of the United States Government or subdivision thereof.

C. Notices. Any notice or other communication herein required or permitted to be given under this Contingent Value Right to any party shall be sent to such party’s address as set forth on Schedule 1 hereto or as otherwise specified to each party hereto in writing. Each notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed.

D. Termination. For the avoidance of doubt, this Contingent Value Right will terminate following any payment on the December 31, 2018 Interim Settlement Date or upon the payment of the Threshold Amount Excess, if earlier.

E. Amendments and Waivers. This Contingent Value Right may only be amended by an instrument in writing executed by the VEBA Parties and Holder.

F. Successors; No Third Party Beneficiaries. This Contingent Value Right shall be binding upon the parties hereto and their respective successors and Permitted Transferees of Holder and shall inure to the benefit of the parties hereto and the successors or Permitted Transferees. No rights or obligations of the VEBA Parties hereunder nor any interest therein may be assigned or delegated without the prior written consent of Holder (and any purported assignment or delegation without such consent shall be null and void). Each VEBA Party may not merge with or into or sell or transfer all or substantially all of its assets to any Person unless such Person assumes all of the obligations of the VEBA Party, pursuant, in the case of an asset sale, to documentation in form and substance reasonably satisfactory to Holder. Nothing in this Contingent Value Right, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors, assigns permitted hereby and Permitted Transferees) any legal or equitable right, remedy or claim under or by reason of this Contingent Value Right.

G. Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

H. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

I. GOVERNING LAW; VENUE. THIS CONTINGENT VALUE RIGHT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS CONTINGENT VALUE RIGHT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

J. Counterparts. This Contingent Value Right may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Contingent Value Right by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof

K. Effectiveness; Entire Agreement. This Contingent Value Right shall become effective upon the execution of a counterpart hereof by each of the parties hereto. This Contingent Value Right represents the entire agreement of the VEBA Parties and Holder with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the VEBA Parties or Holder relative to the subject matter hereof not expressly set forth or referred to herein.

L. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CONTINGENT VALUE RIGHT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS CONTINGENT VALUE RIGHT AND THE TRANSACTIONS CONTEMPLATED BY THIS CONTINGENT VALUE RIGHT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION V (L).

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IN WITNESS WHEREOF, the parties hereto have caused this Contingent Value Right to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

UAW Retiree Medical Benefits Trust

By:	/s/ Robert Naftaly
Name:	Robert Naftaly
Title:	Chairman of the Committee of the UAW Retiree Medical Benefits Trust

Equity Recapture Agreement Signature Page

UAW VEBA Holdco CH-00, LLC

UAW VEBA Holdco CH-01, LLC

UAW VEBA Holdco CH-02, LLC

UAW VEBA Holdco CH-03, LLC

UAW VEBA Holdco CH-04, LLC

UAW VEBA Holdco CH-05, LLC

UAW VEBA Holdco CH-06, LLC

UAW VEBA Holdco CH-07, LLC

UAW VEBA Holdco CH-08, LLC

UAW VEBA Holdco CH-09, LLC

UAW VEBA Holdco CH-10, LLC

UAW VEBA Holdco CH-11, LLC

UAW VEBA Holdco CH-12, LLC

BY THE SOLE MEMBER OF EACH, UAW RETIREE MEDICAL BENEFITS TRUST

BY:	/s/ Robert Naftaly
Name:	Robert Naftaly
Title:	Chairman of the Committee of the UAW Retiree Medical Benefits Trust

Equity Recapture Agreement Signature Page

The United States Department of the Treasury

By:	/s/ Duane Morse
Name: Duane Morse
Title: Chief Risk and Compliance Officer

Equity Recapture Agreement Signature Page

SCHEDULE 1

Notice Addresses

VEBA:

UAW Retiree Medical Benefit Trust

P.O. Box 14309

Detroit, MI 48214

Attention: Robert Naftaly

Facsimile: 313-926-4065

with a copy to:

Cleary Gottlieb Steen & Hamilton

One Liberty Plaza

New York, NY 10006

Attention: Richard S. Lincer/David I. Gottlieb

Facsimile: 212-225-3999

US Treasury:

The United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, DC 20220

Attention: Chief Counsel Office of Financial Stability

Facsimile: 202-927-9225

with a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Attention: John J. Rapisardi, Esq. / R. Ronald Hopkinson, Esq.

Facsimile: 212-504-6666

VEBA Holdcos:

UAW VEBA Holdco

P.O. Box 14309

Detroit, MI 48214

Attention: Robert Naftaly

Facsimile: 313-926-4065